UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
_______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 17, 2010

Voxware, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-021403	36-3934824
(State or Other Jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of Incorporation)

300 American Metro Blvd., Suite 155, Hamilton, NJ	08619
(Address of Principal Executive Offices)	(Zip Code)

(609) 514-4100
(Registrant's telephone number,
including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☒	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01 Entry into a Material Definitive Agreement.
Item 3.02. Unregistered Sale of Equity Securities.
Item 8.01 Other Events.

On September 17, 2010, Voxware, Inc., a Delaware corporation (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with the Co-Investment Fund II, L.P., an existing stockholder of the Company and affiliate of Cross Atlantic Technology Fund II, L.P., pursuant to which the Co-Investment Fund II, L.P. shall, subject to certain conditions, purchase up to 1,956,522 shares of a newly designated Series A Non-Participating Convertible Preferred Stock of the Company at a purchase price of $1.15 per share, and three-year warrants to purchase shares of the Company’s common stock (the “Series A Financing”). The minimum investment under the Purchase Agreement is $1,250,000 and the maximum investment is $2,250,000. Proceeds from the Series A Financing will be used by the Company to fund a going-private transaction which will include a self-tender offer for all of the company's common stock not held by Co-Investment Fund II, L.P. and certain other stockholders (including the company's executive officers) at $1.00 per share, followed by a reverse split and cash out of any resulting fractional shares. The Purchase Agreement contemplates two closings, the first closing shall be contemporaneous with the closing of the self-tender offer and the second closing shall be contemporaneous with the closing of the subsequent reverse split, if any.

On or about September 24, 2010, the Company intends to commence an offer for the purchase of shares of its common stock in a self-tender offer for $1.00 per share. In connection with the tender offer, the Company intends to deregister its common stock and take the Company private. Tendered shares will be acquired for cash, with no interest payable. The Company intends to purchase all shares properly tendered and not withdrawn. The anticipated expiration date for the offer is expected to be on or about October 25, 2010, but it can be extended at the Company’s discretion. The immediate goal of the tender offer is to reduce the number of beneficial holders of the Company’s stock to fewer than 300, a required step in taking the company private. The Company’s officers, certain directors and largest stockholders (including Edison Venture Fund and Cross Atlantic Technology Fund, and affiliates) have agreed that they will not tender their shares pursuant to a standstill and voting agreement. If the tender offer fails to accomplish this objective, the Company intends to take further actions, including a reverse stock split, which would enable the Company to “cash out” resulting fractional shares and reduce the number of beneficial holders to fewer than 300.

Important Additional Information for Stockholders
The tender offer, which has not yet commenced, will be made for all of the outstanding common stock of the Company, except for shares of common stock held by the Company’s officers, directors and largest stockholders who have agreed that they will not tender their shares. In addition, further actions to go private, such as a reverse stock split, require the approval of a majority of the Company’s stockholders. The solicitation of proxies from the Company’s stockholders has not yet commenced. This is not an offer to purchase the Company’s common stock or a solicitation of proxies, and this communication shall not constitute an offer to buy or exchange securities for any purpose or a solicitation of proxies from holders of the Company’s common stock. Any such offer, or solicitation of an offer, to purchase the Company’s common stock shall be separately communicated in a tender offer statement and any such solicitation of proxies from holders of the Company’s common stock shall be separately communicated in a proxy statement, in each case filed with the Securities and Exchange Commission (the “SEC”) and distributed to stockholders in accordance with applicable regulations governing offers, and solicitations of offers, to buy or exchange securities and the solicitation of consents and proxies.

The tender offer statement, and any future proxy statement, if any, will contain important information about the tender offer and the reverse split process. Security holders should read carefully the tender offer statement and proxy statement, if any, to be filed by the Company with the SEC before they make any decision with respect to the tender offer or voting their shares because those documents will contain important information about such transactions. The tender offer statement and potential proxy statement and all other documents filed with the SEC in connection with the tender offer and reverse split will be available, as and when filed, free of charge at the SEC’s web site at www.sec.gov. In addition, the tender offer statement and all other documents filed with the SEC in connection with the tender offer will be made available to investors free of charge by contacting The Registrar and Transfer Company, at 1-800-368-5948.

The tender offer is not being made nor will any tender of the Company’s common stock be accepted from or on behalf of holders in any jurisdiction in which the making of the offer or the acceptance of any tender would not be made in compliance with laws of such jurisdiction.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.
10.1	Securities Purchase Agreement, dated as of September 17, 2010, by and between Voxware, Inc. and the Co-Investment Fund, II, L.P.
10.2	Form of Standstill and Voting Agreement with certain stockholders of Voxware, Inc.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

VOXWARE, INC.

Dated: September 17, 2010	By:	/s/ William G. Levering
Name: William G. Levering
Title: Vice President and Chief Financial Officer